Exhibit 99.1


AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD:
--------------                      ---------------------------------
Investors:                                  General Information:
Donna Conners                               Karen Griffiths
Press:                                      Analyst Information:
Carol Walters                               Vanessa Schwartz
(561)241-9400                               (212)661-8030


FOR IMMEDIATE RELEASE


           REXALL SUNDOWN COMPLETES WORLDWIDE SPORT NUTRITION PURCHASE


Boca Raton, FL - March 23, 2000 - Rexall Sundown, Inc. (Nasdaq: RXSD) today announced that it has completed its previously announced $71.5 million acquisition of Worldwide Sport Nutritional Supplements, Inc., a leader in the sports nutrition category.

The transaction was financed by Rexall Sundown's current line of credit and is expected to be slightly accretive to the Company's earnings in the current fiscal year ending August 31, 2000. Based in Largo, Florida, Worldwide is best known for its leading branded sports nutrition supplements including Pure Protein(R) food bars, Burn-IT(TM) food bars, Pure Protein Cookie(TM), Ultra Pure Protein Shake(TM), Extreme Pure Protein(TM) drinks, and the recently introduced Protein Revolution(TM)low-carb bars, among others.

"We are pleased to have Worldwide Nutrition join the Rexall team," stated Damon DeSantis, President and Chief Executive Officer of Rexall Sundown. "As an innovator in its field, Worldwide is recognized as a key player in the sports and active nutrition segment of the industry and will play a significant role in continuing the dominance we now have achieved in this fast-growing segment of the business."

Rexall Sundown, Inc. develops, manufactures, markets and sells vitamins, herbals, nutritional supplements and other consumer health products. Visit the Company's website at www.rexallsundown.com.

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This Press Release may contain "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases, which represents the Company's interpretation or beliefs. These forward-looking statements, by their nature, involve substantial risks and uncertainties, certain of which may be beyond the Company's control and actual results may differ materially depending on a variety of important factors including uncertainties related to acquisitions, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, reliance on independent distributors of Rexall Showcase International, competition and other factors described in the Company's filings with the Securities and Exchange Commission.